Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel:	203 622 3131
203 622 6080

unitedrentals.com

United Rentals Announces Final Results of Tender Offer

GREENWICH, Conn. – July 23, 2008 – United Rentals, Inc. (NYSE: URI) announced today the final results of its previously announced “modified Dutch Auction” tender offer to purchase up to 27,160,000 shares of its common stock, which expired at 5:00 p.m., New York City time, on Wednesday, July 16, 2008.

In accordance with the terms and conditions of the tender offer, the company has accepted for purchase 27,160,000 shares, representing approximately 31.4% of its outstanding common stock, at a price of $22.00 per share, for a total cost of approximately $597.5 million (excluding fees and expenses relating to the tender offer).

Based on the final tabulation by American Stock Transfer & Trust Company, the depositary for the tender offer, a total of 71,979,730 shares were validly tendered (including by guaranteed delivery procedures) and not withdrawn at a price of $22.00 per share. Because more than 27,160,000 shares of common stock were validly tendered and not withdrawn, the tender offer was oversubscribed. As a result, the depositary has informed the company that, after giving effect to the priority for “odd lots”, the final proration factor for the tender offer is 37.66%. Also, as a result of this oversubscription, the company will not be purchasing any shares issuable upon the conditional exercise of options or warrants tendered pursuant to the tender offer.

The company will promptly deposit with the depositary funds sufficient to pay for the shares accepted for purchase in the tender offer and will promptly cause to be returned all shares tendered and not accepted for purchase. After giving effect to the purchase of the shares, the company expects to have outstanding approximately 59.3 million shares of common stock.

Questions and requests for information about the tender offer should be directed to the information agent for the offer, D.F. King & Co., Inc., at (800) 269-6427 or (212) 269-5550 (for banks and brokers).

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 670 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have significant debt leverage, which leverage requires us to use a substantial portion of our cash flow for debt service and will constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, (10) we are subject to purported class action lawsuits and derivative actions filed in light of the SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (11) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the SEC inquiry, the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s Office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contact:
Hyde Park Financial Communications
Fred Bratman
203-618-7318
Cell: 917-847-4507
fbratman@hydeparkfin.com